EXHIBIT 5.1

Barristers & Solicitors / Patent & Trade-mark Agents
November 12, 2015
Norton Rose Fulbright Canada LLP
1 Place Ville Marie, Suite 2500
Montréal, Quebec H3B 1R1 CANADA
F: +1 514.286.5474
nortonrosefulbright.com
Gildan Activewear Inc.
600 de Maisonneuve Boulevard West
Montréal, Québec
Canada H3A 3J2

Dear Sirs/Mesdames:

We have been asked to render this opinion as Canadian counsel to Gildan Activewear Inc. (the Corporation) in connection with the Corporation’s filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the Registration Statement) to register under the Securities Act of 1933, as amended (the Securities Act) an aggregate of up to 10,961,376 additional common shares of the capital of the Corporation (the Shares), of which up to 5,640,400 Shares (the LTIP Shares) may be issued pursuant to the Corporation’s Long Term Incentive Plan, as amended (the LTIP), up to 500,000 Shares may be purchased on the secondary market for delivery as settlement of vested non-treasury restricted share units granted by the Corporation in accordance with the terms of the LTIP, and up to 4,820,976 Shares (the ESPP Shares) may be issued pursuant to the Corporation’s Share Purchase Plan, as amended (the ESPP).

In connection with this opinion, we have examined such corporate records of the Corporation and such other documents as we have considered appropriate and necessary to enable us to express the opinions hereinafter set forth. In our examinations, we have assumed the genuineness of all signatures, the legal capacity of all individuals who have signed personally, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified or true copies or photocopies. As to any matters of fact material to the opinions expressed hereinafter, we have relied exclusively and without independent investigation or verification, upon statements and representations of officers and other representatives of the Corporation, and we have assumed that all facts set forth therein are current, true and accurate and remain current, true and accurate as of the date hereof. We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In rendering the opinions hereinafter expressed, we have also assumed that all matters related to the LTIP and ESPP which have been submitted to the shareholders of the Corporation for approval and/or ratification from time to time have been duly approved and/or ratified, substantially as presented in the relevant management information circulars of the Corporation.

We are qualified to practice law in the provinces of Quebec, Ontario and Alberta, and the opinions hereinafter expressed are limited to the laws of the Province of Quebec and the federal laws of Canada applicable therein.

Based and relying upon the foregoing, we are of the opinion that, when issued, delivered and paid for in full in accordance with the terms and subject to the conditions of the LTIP and the ESPP, and subject to the requirements of applicable regulatory authorities, including the stock exchanges on which the common shares of the share capital of the Corporation are then listed, any original issuance LTIP Shares and any original issuance  ESPP Shares shall be duly authorized, validly issued, fully-paid and non-assessable common shares of the capital of the Corporation. For greater certainty, this opinion does not apply to any Shares which may be purchased on the secondary market for delivery as settlement of vested non-treasury restricted share units granted by the Corporation in accordance with the terms of the LTIP.

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Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa (incorporated as Deneys Reitz Inc) and Fulbright & Jaworski LLP, each of which is a separate legal entity, are members of Norton Rose Fulbright Verein, a Swiss Verein. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients.

 November 12, 2015

We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act.

Yours very truly,

(signed) Norton Rose Fulbright Canada LLP

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